Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Entrust Announces Amended Merger Agreement with Thoma Bravo

DALLAS — July 10, 2009 — Entrust [NASDAQ: ENTU], a world leader in securing digital identities and information, today announced it has entered into an amendment to its merger agreement with an affiliate of Thoma Bravo, LLC (“Thoma Bravo”). Under the terms of the amended merger agreement, an affiliate of Thoma Bravo will acquire all of the outstanding shares of Entrust common stock for $2.00 per share in cash, in a transaction valued at approximately $124 million. This is an increase of over 8% over the $1.85 per share cash purchase price contemplated by the parties’ original merger agreement previously announced on April 13, 2009. Entrust’s Board of Directors unanimously approved the amended merger agreement, with one director abstaining.

The increased purchase price represents a premium of over 32% over Entrust’s average closing price of $1.51 per share during the 30 trading days ending April 9, 2009, the last trading day prior to the announcement of the original merger agreement, and a premium of approximately 36% over Entrust’s average closing price of $1.47 per share during the 90 trading days ending April 9, 2009.

“Our amended merger agreement with Thoma Bravo provides increased all-cash premium value to our stockholders and reflects Thoma Bravo’s strong commitment to the transaction,” said Michael McGrath, Chairman of the Board of Entrust. “We are proud of the value we have delivered to our stockholders through this amended merger agreement. The transaction with Thoma Bravo validates Entrust’s strategy and is a testament to our global leadership position in each of our three security solutions platform areas. This transaction is compelling for our company, our customers, and our employees and we look forward to benefiting from Thoma Bravo’s expertise as we continue to increase our focus on key platforms — Risk Based Authentication and Fraud Detection, PKI and Certificate Services — to address evolving security requirements. We are excited to work closely with Thoma Bravo to ensure a smooth transition and complete the transaction as expeditiously as possible.”

“Throughout this process, our Board has been steadfastly committed to maximizing stockholder value,” continued Mr. McGrath. “A Special Committee of the Board, together with an independent financial advisor, undertook a comprehensive ‘go-shop’ process to actively solicit other interest in acquiring the company, which did not result in a more compelling transaction for the company’s stockholders. We are confident that the transaction with Thoma Bravo, as amended, achieves the highest attainable value for our stockholders.”

Thoma Bravo has notified Entrust’s Board that the $2.00 per share cash purchase price under the revised agreement is its best and final offer. Thoma Bravo has also indicated that if Entrust stockholders do not approve the amended merger agreement at the Company’s upcoming Special Meeting of Stockholders, then the merger agreement will be terminated.

In conjunction with the increased cash purchase price, the termination fee payable by Entrust to Thoma Bravo has been increased to $2 million if Entrust stockholders do not approve the amended merger agreement at the upcoming Special Meeting.

The transaction remains subject to customary closing conditions. As in the original merger agreement, there is no financing condition to the obligations of Thoma Bravo to consummate the transaction, and the equity and debt commitments previously obtained for the merger consideration remain in place.

The Special Meeting of Stockholders of Entrust to vote on the amended merger agreement with Thoma Bravo has been rescheduled to July 28, 2009. The record date for stockholders entitled to vote at the Special Meeting remains May 11, 2009. The Special Meeting will be held at 10:00 a.m., local time, at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240.

Entrust’s Board affirms its view that that Merger contemplated by the amended merger agreement is fair to and in the best interests of Entrust and its stockholders and unconditionally reaffirms its recommendation that all Entrust stockholders vote “FOR” the approval of the amended merger agreement at the Special Meeting.

Barclays Capital is acting as financial advisor to Entrust and Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as Entrust’s legal advisor. Kirkland & Ellis LLP is acting as Thoma Bravo’s legal advisor.

About Entrust

Entrust provides trusted solutions that secure digital identities and information for enterprises and governments in 2,000 organizations spanning 60 countries. Offering trusted security for less, Entrust solutions represent the right balance between affordability, expertise and service. These include SSL, strong authentication, fraud detection, digital certificates and PKI. For information, call 888-690-2424, e-mail entrust@entrust.com or visit www.entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks or registered trademarks of Entrust, Inc. or Entrust Limited. All other company and product names are trademarks or registered trademarks of their respective owners.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 28 years. The firm originated the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Through a series of private equity funds, Thoma Bravo currently manages approximately $2.5 billion of equity capital. In the software industry, Thoma Bravo has completed 39 acquisitions across 12 platform companies with total annual earnings in excess of $600 million. For more information on Thoma Bravo, visit www.thomabravo.com.

Additional Information and Where You Can Find It

In connection with the proposed transaction, Entrust has filed a proxy statement and relevant documents concerning the proposed transaction with the SEC. Investors and security holders of Entrust are urged to read the proxy statement and any other relevant documents filed with the SEC because they will contain important information about Entrust and the proposed transaction.

The proxy statement and any other documents filed by Entrust with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Entrust by contacting Entrust Investor Relations at david.rockvam@entrust.com or via telephone at 972-728-0424. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Entrust and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Entrust’s shareholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different then those of Entrust’s shareholders generally) is included in Entrust’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Entrust’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations Entrust, at entrust.com\investor.

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ENTRUST CONTACTS:

David E. Rockvam

Chief Marketing Officer & Investor Relations

972-728-0424

david.rockvam@entrust.com

Matt Sherman / Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

msherman@joelefrank.com / etrissel@joelefrank.com

THOMA BRAVO CONTACTS:

Amber Roberts, LANE PR

(917) 639-4114

amber@lanepr.com